Exhibit 99.1

XOMA Announces $21 Million Underwritten Offering of Common Shares and Warrants

BERKELEY, CA, February 2, 2010 — XOMA Ltd. (NASDAQ: XOMA), a leader in the discovery and development of therapeutic antibodies, today announced the pricing of an underwritten offering of 42 million units at a price to investors of $0.50 per unit for gross proceeds of approximately $21.0 million. After underwriting discounts and commissions and estimated offering expenses payable by the company (and assuming no exercise of the warrants), XOMA expects to receive net proceeds of approximately $19.3 million. The financing is expected to close on or about February 5, 2010, subject to satisfaction of customary closing conditions.

Lazard Capital Markets LLC is acting as the sole book-running manager for the offering.

Each unit consists of one common share and a warrant to purchase 0.45 of a common share. The common shares and warrants are separable immediately after issuance and will be issued separately. The warrants are exercisable beginning 6 months and one day after issuance and have a 5-year term and an exercise price of $0.70.

The company also announced that it has agreed to amend the terms of its outstanding warrants to purchase a total of 11,099,744 common shares, issued in May and June 2009, to eliminate the provisions that would have required reduction of the warrant exercise price and an increase in the number of shares issuable on exercise of the warrants each time the company sold common shares at a price less than the exercise price of such warrants. The exercise price of the May 2009 warrants has also been reduced to $0.001 per share from $1.02. The exercise price of the June 2009 warrants remains unchanged at $1.30 per share.

The net proceeds from the offering will be used to continue development of the XOMA 052 Phase 2 clinical program, to make a $4.5 million payment to holders of the June 2009 warrants in return for elimination of the exercise price adjustment described above and for working capital and general corporate purposes. The securities described above are being offered by the company pursuant to a registration statement previously filed with and declared effective by the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Copies of the final prospectus supplement and the accompanying base prospectus may be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of XOMA Ltd. nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About XOMA

XOMA discovers, develops and manufactures novel antibody therapeutics for its own proprietary pipeline as well as through license and collaborative agreements with pharmaceutical and biotechnology companies, and under its contracts with the U.S. government. The company’s proprietary product pipeline includes:

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XOMA 052, an anti-IL-1 beta antibody in Phase 2 clinical development for Type 2 diabetes, Type 1 diabetes and cardiovascular disease, with potential for the treatment of a wide range of inflammatory conditions.

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XOMA 3AB, an antibody candidate in pre-IND studies to neutralize the botulinum toxin, among the most deadly potential bioterror threats, under development through funding provided by the National Institute of Allergy and Infectious Diseases of the National Institutes of Health (Contract # HHSN266200600008C).

•	A preclinical pipeline with candidates in development for several diseases.

In addition to its proprietary pipeline, XOMA develops products with premier pharmaceutical companies including Novartis AG, Merck & Co., Inc. and Takeda Pharmaceutical Company Limited.

XOMA’s technologies have contributed to the success of marketed antibody products, including LUCENTIS(r) (ranibizumab injection) for wet age-related macular degeneration and CIMZIA(r) (certolizumab pegol) for rheumatoid arthritis and Crohn’s disease.

The company has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary Human Engineering(tm), affinity maturation, Bacterial Cell Expression (BCE) and manufacturing technologies. BCE is a key breakthrough biotechnology for the discovery and manufacturing of antibodies and other proteins. As a result, more than 50 pharmaceutical and biotechnology companies have signed BCE licenses, and several licensed product candidates are in clinical development.

XOMA has a fully integrated product development infrastructure, extending from pre-clinical science to approval, and a team of about 200 employees at its Berkeley, California location. For more information, please visit http://www.xoma.com.

The XOMA Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5960

Safe Harbor Statement

Certain statements contained herein relating to the anticipated closing of the offering or product development, or that otherwise relate to future periods, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to whether the offering will be close when anticipated or at all; the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA’s financing needs and opportunities; and risks associated with XOMA’s status as a Bermuda company, are described in more detail in XOMA’s most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA’s prospects.

SOURCE: XOMA Ltd.

XOMA

Company and Investor Contact:

Carol DeGuzman

510-204-7270

deguzman@xoma.com

Porter Novelli Life Sciences

Media Contact:

Carolyn Hawley

619-849-5375

chawley@pnlifesciences.com